Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2019 Results
Company Completes Key Executive Hires and Continues Progress on Strategic Drivers of Future Growth

DALLAS, Texas - (Business Wire) - November 5, 2019 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week third quarter 2019, which ended on September 29, 2019.

Fiesta President and Chief Executive Officer Richard Stockinger said, "Although quarterly comparable restaurant sales declined, we experienced sequential improvement at both brands as a result of our everyday value platform, LTO promotions and growing sales traction from our investments in off premise channels. In addition, third quarter comparable restaurant sales at Pollo Tropical were negatively impacted by Hurricane Dorian by approximately 150 basis points and by planned sales cannibalization of roughly 80 basis points. We were encouraged by the fact that Pollo Tropical comparable restaurant transactions exceeded the industry benchmark for the quarter and comparable restaurant sales were positive for the period in September following the hurricane, with improvement across all Florida markets. We launched Taco Cabana's value platform, 'TC Time', in September, which helped drive the brand's comparable restaurant transactions above the industry benchmark index in Texas during the month."

Mr. Stockinger continued, "We continued to make strong progress during the quarter on our sales-building initiatives of menu innovation and simplification, everyday value platforms, and off premise dining including online, delivery and catering. The sales performance in September is only partially reflective of those efforts. We expect those investments will continue to accelerate results for the remainder of the year and into 2020. We also continue to focus on restaurant level margin improvement. Excluding the impact of lease accounting changes and the hurricane impact, Pollo Tropical restaurant margins would have increased, and Taco Cabana restaurant margins would have been flat to last year, despite the sales decline."

Mr. Stockinger added, "We were also very excited to have filled two more key positions in our senior leadership team during the third quarter. We named industry veteran Dirk Montgomery as our new CFO and Hope Diaz joined Fiesta as our new CMO. They each bring very strong capability and deep restaurant experience to Fiesta and they will help us accelerate the speed of our progress."

Mr. Stockinger concluded, "As we close out the year and look toward 2020, we expect stable food costs for the remainder of 2019 and 2020 vs. the prior year based on supply commitments in place across key commodities. We will maintain our focus on building sales growth across in store and off premise channels by continuing to enhance our brands' attractiveness to guests."

Third Quarter 2019 Financial Summary

•	Total revenues decreased 6.0% to $164.2 million in the third quarter of 2019 from $174.6 million in the third quarter of 2018;

•	Comparable restaurant sales at Pollo Tropical decreased 3.8%;

•	Comparable restaurant sales at Taco Cabana decreased 4.8%;

•
Net loss of $22.2 million, or $0.84 per diluted share, in the third quarter of 2019, which includes a $0.84 per diluted share negative impact from $3.3 million in impairment charges, $21.4 million in non-cash impairment of goodwill, and $0.7 million in net closed restaurant rent charges, net of income tax benefits of $3.2 million, compared to net income of $2.0 million, or $0.08 per diluted share, in the third quarter of 2018;

•
Adjusted net income (a non-GAAP financial measure) of $0.2 million, or $0.01 per diluted share, in the third quarter of 2019, which includes a $0.02 per diluted share negative impact from adoption of the new lease accounting standard, compared to adjusted net income of $3.0 million, or $0.11 per diluted share, in the third quarter of 2018 (see non-GAAP reconciliation table below);

•
Adjusted EBITDA for Pollo Tropical of $11.0 million in the third quarter of 2019 would have been $0.4 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $12.5 million in the third quarter of 2018;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $17.8 million, or 20.1% of restaurant sales, in the third quarter of 2019 would have been $0.4 million, or 0.4% of restaurant sales, higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $19.1 million, or 20.4% of restaurant sales, in the third quarter of 2018 (see non-GAAP reconciliation table below);

•
Adjusted EBITDA for Taco Cabana of $1.2 million in the third quarter of 2019 would have been $0.5 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $2.5 million in the third quarter of 2018;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Taco Cabana of $6.9 million, or 9.2% of restaurant sales, in the third quarter of 2019 would have been $0.5 million, or 0.6% of restaurant sales, higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to $8.0 million, or 10.0% of restaurant sales, in the third quarter of 2018 (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $12.2 million in the third quarter of 2019 would have been $0.8 million higher absent accounting changes resulting from adoption of the new lease accounting standard, compared to Consolidated Adjusted EBITDA of $15.0 million in the third quarter of 2018 (see non-GAAP reconciliation table below).

Taco Cabana Goodwill Impairment

As of September 29, 2019, in response to a further decrease in the market price of Fiesta's common stock and lower than expected profitability in the third quarter, we performed an interim impairment test of the Company’s goodwill. Based on this interim impairment test, we recorded a $21.4 million non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit, which resulted in a full impairment of the Taco Cabana reporting unit goodwill and had an unfavorable impact on net income (loss) of $19.3 million or $0.73 per diluted share in the third quarter of 2019. We previously recorded a $46.5 million non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit in the second quarter of 2019.

Third Quarter 2019 Brand Results

Pollo Tropical restaurant sales decreased 5.6% to $88.3 million in the third quarter of 2019 compared to $93.6 million in the third quarter of 2018 due primarily to a comparable restaurant sales decrease of 3.8% and nine fewer restaurants in 2019. Off premise sales consisting of online, catering, and delivery orders comprised 4.4% of total restaurant sales in the third quarter of 2019 compared to 1.7% of total restaurant sales in the third quarter of 2018. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant sales by approximately 80 basis points while Hurricane Dorian negatively impacted comparable restaurant sales by approximately 150 basis points. The decrease in comparable restaurant sales resulted from a 2.7% decrease in comparable restaurant transactions and a 1.1% decrease in average check. The decrease in average check was driven primarily by discounted pricing for Pollo Time partially offset by menu price increases of approximately 1.1%.

Pollo Tropical's third quarter 2019 comparable restaurant sales were 0.5% lower than TDnK's Black Box Intelligence's fast-casual Florida benchmark while comparable restaurant transactions were 2.9% higher than TDnK's Black Box Intelligence's fast-casual Florida benchmark for the markets in which we operate. However, excluding planned sales cannibalization where we have opened new restaurants in the proximity of existing units with high sales in order to improve the customer experience and increase overall sales, Pollo Tropical's third quarter 2019 comparable restaurant sales were 0.3% higher than TDnK's Black Box Intelligence's fast-casual Florida benchmark for the markets while comparable restaurant transactions were 3.7% higher than TDnK's Black Box Intelligence's fast-casual Florida benchmark for the markets in which we operate.

Adjusted EBITDA for Pollo Tropical decreased to $11.0 million in the third quarter of 2019 from $12.5 million in the third quarter of 2018. Absent the $0.4 million negative impact from the adoption of the new lease accounting standard, Adjusted EBITDA in the third quarter of 2019 would have decreased by $1.2 million. The decrease was due to higher restaurant wages and related expenses due to higher wage rates and overtime, higher other operating expenses due to higher third-party delivery fees and contracted cleaning services, and higher G&A expenses due to the timing of incentive compensation accrual adjustments and investments in off premise support, as a percent of restaurant sales, as well as the impact of lower comparable restaurant sales, partially offset by lower cost of sales due to favorable commodities and lower repairs and maintenance expenses due to the outsourcing of repairs, as a percent of restaurant sales. As noted above, Hurricane Dorian negatively impacted sales by approximately 150 basis points, with the estimate of lost profit from the sales decline of $0.6 million.

Taco Cabana restaurant sales decreased 6.3% to $75.3 million in the third quarter of 2019 from $80.4 million in the third quarter of 2018 due primarily to a comparable restaurant sales decrease of 4.8% and six fewer restaurants in 2019. Off premise sales consisting of online, catering, and delivery orders comprised 3.6% of total restaurant sales in the third quarter of 2019 compared to 1.4% of total restaurant sales in the third quarter of 2018. The decrease in comparable restaurant sales resulted from a 5.6% decrease in comparable restaurant transactions partially offset by a 0.8% increase in average check. The increase in average check was due primarily to menu price increases of 1.4% and the introduction of higher priced shareable items, partially offset by discounted pricing for TC Time. Tropical storm severe weather during the quarter resulted in store closures due to flooding, which resulted in a negative sales impact of approximately 20 basis points.

Taco Cabana's third quarter 2019 comparable restaurant sales were 1.9% lower than TDnK's Black Box Intelligence's fast-casual Texas benchmark for the markets in which we operate while comparable restaurant transactions mirrored TDnK's Black Box Intelligence's fast-casual Texas benchmark for the markets in which we operate.

Adjusted EBITDA for Taco Cabana decreased to $1.2 million in the third quarter of 2019 from $2.5 million in the third quarter of 2018. Absent the $0.5 million negative impact from the adoption of the new lease accounting standard, Adjusted EBITDA in the third quarter of 2019 would have decreased by $0.9 million. The decrease was primarily due to higher cost of sales due to increased discounting and promotional activity, higher advertising expense due to increased media spend, higher other operating expenses due to third-party delivery fees, and higher G&A expenses due to the timing of incentive compensation accrual adjustments and investments in off premise support, as a percent of restaurant sales, as well as the impact of lower comparable restaurant sales, partially offset by lower restaurant wages and related expenses due to improved staffing utilization that was partially offset by higher wage rates and overtime, as a percent of restaurant sales.

Lease Accounting Change

We adopted Financial Accounting Standard Board ("FASB") Accounting Standard Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), which requires lessee recognition of lease assets and lease liabilities on the balance sheet, as of the beginning of fiscal 2019. The new lease accounting standard, ASC 842, had a significant impact on our results of operations because we had $18.6 million in sale-leaseback gains from which we no longer receive a benefit to rent expense and we have a significant number of closed restaurants for which we had previous closed restaurant rent reserves and would not have recognized current period expense under the previous accounting standard.

As a result of adopting this standard, substantially all previously deferred gains on sale-leaseback transactions were recognized as an adjustment to retained earnings and we will no longer receive the benefit to rent expense from amortizing these gains resulting in higher rent expense being recognized each period over the life of the respective leases. Amortization of deferred gains from sale-leaseback transactions for the three months ended September 30, 2018 totaled approximately $0.4 million and $0.5 million for Pollo Tropical and Taco Cabana, respectively.

Additionally, prior to the adoption of ASC 842, we recorded closed restaurant reserves representing future minimum lease payments and ancillary costs from the date of the restaurant closure to the end of the remaining lease term, net of estimated sublease recoveries, when a restaurant closed, recorded expense related to the accretion of the reserve each period, and recorded subsequent changes in the assumptions related to the sublease income to expense in the period in which the assumptions changed. The subsequent closed restaurant rent payments were recorded as a reduction to the closed restaurant reserves, with no rent related expense being recorded in the period. As a result of adopting ASC 842, these closed restaurant rent reserves were recorded as a reduction to operating lease right-of-use assets, and rent expense (the straight-line amortization of the right-of-use assets and accretion of the lease liability) related to closed restaurants is now included within closed restaurant rent expense, net of sublease income in the condensed consolidated statement of operations each period. The comparative period information has not been restated and continues to be reported under the accounting standard in effect for that period. Closed restaurant rent expense, net of sublease income for the three months ended September 29, 2019 totaled $0.6 million and $0.1 million for Pollo Tropical and Taco Cabana, respectively.

Increased Share Repurchase Authorization

On November 5, 2019, Fiesta announced an increase to its share repurchase program of an additional 1.0 million shares of common stock. The Company has purchased a total of 1,176,895 shares of common stock under its prior share repurchase program authorization, and, following this increase, 1,823,105 shares of common stock remain available for purchase.

Under the share repurchase program, shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, stock price, trading volume, general market and economic conditions, and other corporate considerations. The share repurchase program has no time limit and may be modified, suspended, superseded or terminated at any time by the board of directors.

Restaurant Portfolio

During the third quarter of 2019, Fiesta opened one Pollo Tropical in South Florida. As of September 29, 2019, there were 141 Company-owned Pollo Tropical restaurants, 165 Company-owned Taco Cabana restaurants, 31 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guyana and Panama and eight franchised Taco Cabana restaurants in the U.S.

Capital Expenditures

Full year capital expenditures in 2019 include opening three new Company-owned Pollo Tropical restaurants in South Florida and three new Company-owned Taco Cabana restaurants in Texas. Total capital expenditures in 2019 are now expected to be in the lower half of the previous $45 million to $55 million range. The full range includes $11 million to $13 million to develop new Company-owned restaurants, $10 million to $12 million to implement information technology and other systems projects and $1 million in catering equipment. In addition, ongoing reinvestment in our Pollo Tropical and Taco Cabana Company-owned restaurants in 2019 consists of $16 million to $18 million for restaurant remodeling, equipment to support new menu platforms and other facility enhancements, and $10 million to $11 million for capital maintenance.

Total capital expenditures in 2020 are expected to be approximately $5 million to $10 million lower than the current year due primarily to lower levels of new equipment and facility enhancements and fewer new Company-owned restaurant openings.

Investor Conference Call Today

Fiesta will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 412-317-6026. A replay will be available after the call until Tuesday, November 12, 2019, and can be accessed by dialing 412-317-6671. The passcode is 10135857. The conference call will also be webcast live from the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our intention to repurchase shares from time to time under the share repurchase program, our anticipated growth, plans, objectives and the impact of our investments in strategic initiatives, including those relating to advertising and marketing, our new loyalty programs, operations improvements, menu development and innovation and catering and third party delivery on future sales and earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 29, 2019 AND SEPTEMBER 30, 2018
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Nine Months Ended (a)
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Revenues:
Restaurant sales	$163,589	$173,966	$499,483	$518,951
Franchise royalty revenues and fees	659	682	1,998	2,008
Total revenues	164,248	174,648	501,481	520,959
Costs and expenses:
Cost of sales	52,056	56,021	156,324	166,275
Restaurant wages and related expenses (b)	44,459	47,943	135,261	142,103
Restaurant rent expense (c)	11,970	9,129	35,613	26,861
Other restaurant operating expenses (c)	24,153	27,294	68,429	75,398
Advertising expense	6,385	6,472	17,789	18,046
General and administrative expenses (b)(d)	13,820	13,284	42,387	41,023
Depreciation and amortization	10,165	9,739	29,520	27,908
Pre-opening costs	77	223	863	1,481
Impairment and other lease charges (e)	3,254	6,417	4,667	6,539
Goodwill impairment (f)	21,424	—	67,909	—
Closed restaurant rent, net of sublease income (g)	726	—	3,485	—
Other expense (income), net (h)	64	47	920	(3,132)
Total operating expenses	188,553	176,569	563,167	502,502
Income (loss) from operations	(24,305)	(1,921)	(61,686)	18,457
Interest expense	823	924	3,024	2,979
Income (loss) before income taxes	(25,128)	(2,845)	(64,710)	15,478
Benefit from income taxes (i)	(2,946)	(4,892)	(1,377)	(246)
Net income (loss)	$(22,182)	$2,047	$(63,333)	$15,724
Earnings (loss) per common share:
Basic	$(0.84)	$0.08	$(2.37)	$0.58
Diluted	(0.84)	0.08	(2.37)	0.58
Weighted average common shares outstanding:
Basic	26,548,116	26,954,285	26,734,822	26,900,716
Diluted	26,548,116	26,958,874	26,734,822	26,905,391
(a) The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and nine-month periods ended September 29, 2019 and September 30, 2018 each included 13 and 39 weeks, respectively.
(b) Restaurant wages and related expenses include stock-based compensation of $102 and $6 for the three months ended September 29, 2019 and September 30, 2018, respectively, and $145 and $56 for the nine months ended September 29, 2019 and September 30, 2018, respectively. General and administrative expenses include stock-based compensation expense of $509 and $732 for the three months ended September 29, 2019 and September 30, 2018, respectively, and $1,993 and $2,588 for the nine months ended September 29, 2019 and September 30, 2018, respectively.
(c) As a result of adopting Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), restaurant rent expense for the three and nine months ended September 29, 2019 includes real estate taxes and common area maintenance costs. These costs are included in other restaurant operating expenses for the three and nine months ended September 30, 2018. In addition, as a result of adopting ASC 842 in fiscal 2019, rent expense does not include the benefit of amortizing previously deferred sale leaseback gains, which increased rent expense by $0.8 million and $2.5 million for the three and nine months ended September 29, 2019, respectively.
(d) See notes (f)-(i) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e) See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f) See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(g) See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(h) See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(i) See note (a) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 29, 2019	December 30, 2018

Assets
Cash	$3,509	$5,258
Other current assets	26,287	39,141
Property and equipment, net	221,122	231,328
Operating lease right-of-use assets	254,449	—
Goodwill	56,307	123,484
Deferred income taxes	8,243	10,383
Other assets	7,685	9,065
Total assets	$577,602	$418,659

Liabilities and Stockholders' Equity
Current liabilities	$58,250	$46,561
Long-term debt, net of current portion	70,887	79,636
Deferred income sale-leaseback of real estate	—	19,899
Operating lease liabilities	258,891	—
Other non-current liabilities	8,066	32,504
Total liabilities	396,094	178,600
Stockholders' equity	181,508	240,059
Total liabilities and stockholders' equity	$577,602	$418,659

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Segment revenues:
Pollo Tropical	$88,741	$94,045	$273,280	$284,823
Taco Cabana	75,507	80,603	228,201	236,136
Total revenues	$164,248	$174,648	$501,481	$520,959

Change in comparable restaurant sales (a):
Pollo Tropical	(3.8)%	6.5%	(2.5)%	3.6%
Taco Cabana	(4.8)%	12.2%	(2.8)%	4.3%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$639	$644	$1,986	$1,985
New restaurants (c)	447	428	1,333	1,307
Total Company-owned (d)	626	624	1,943	1,915
Taco Cabana
Comparable restaurants (b)	$457	$474	$1,392	$1,416
New restaurants (c)	460	422	1,369	1,183
Total Company-owned (d)	456	470	1,389	1,399

Income (loss) before income taxes:
Pollo Tropical	$3,857	$2,976	$16,731	$21,901
Taco Cabana	(28,985)	(5,821)	(81,441)	(6,423)

Adjusted EBITDA (e):
Pollo Tropical	$10,980	$12,544	$39,943	$42,520
Taco Cabana	1,174	2,493	8,189	9,652

Restaurant-level Adjusted EBITDA (e)(f):
Pollo Tropical	$17,751	$19,103	$60,352	$62,948
Taco Cabana	6,917	8,010	25,860	27,375
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Adjusted EBITDA and Restaurant-level Adjusted EBITDA were negatively impacted by $0.4 million and $0.5 million for Pollo Tropical and Taco Cabana, respectively, in the third quarter of 2019, and by $1.1 million and $1.4 million for Pollo Tropical and Taco Cabana, respectively, in the nine months ended September 29, 2019 related to adopting ASC 842, the new lease accounting standard.
(f) Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018

Company-owned restaurant openings:
Pollo Tropical	1	—	2	4
Taco Cabana	—	1	3	7
Total new restaurant openings	1	1	5	11

Company-owned restaurant closings:
Pollo Tropical	—	—	—	—
Taco Cabana	—	—	—	(2)
Net change in restaurants	1	1	5	9

Number of Company-owned restaurants:
Pollo Tropical	141	150	141	150
Taco Cabana	165	171	165	171
Total Company-owned restaurants	306	321	306	321

Number of franchised restaurants:
Pollo Tropical	31	30	31	30
Taco Cabana	8	8	8	8
Total franchised restaurants	39	38	39	38

Total number of restaurants:
Pollo Tropical	172	180	172	180
Taco Cabana	173	179	173	179
Total restaurants	345	359	345	359

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	September 29, 2019		September 30, 2018
Pollo Tropical:		(a)		(a)
Restaurant sales	$88,309		$93,592
Cost of sales	28,239	32.0%	31,219	33.4%
Restaurant wages and related expenses	20,944	23.7%	21,947	23.4%
Restaurant rent expense	5,477	6.2%	4,392	4.7%
Other restaurant operating expenses	12,807	14.5%	13,521	14.4%
Advertising expense	3,130	3.5%	3,413	3.6%
Depreciation and amortization	5,529	6.3%	5,438	5.8%
Pre-opening costs	68	0.1%	134	0.1%
Impairment and other lease charges	165	0.2%	3,295	3.5%
Closed restaurant rent expense, net of sublease income	601	0.7%	—	—%

Taco Cabana:
Restaurant sales	$75,280		$80,374
Cost of sales	23,817	31.6%	24,802	30.9%
Restaurant wages and related expenses	23,515	31.2%	25,996	32.3%
Restaurant rent expense	6,493	8.6%	4,737	5.9%
Other restaurant operating expenses	11,346	15.1%	13,773	17.1%
Advertising expense	3,255	4.3%	3,059	3.8%
Depreciation and amortization	4,636	6.2%	4,301	5.4%
Pre-opening costs	9	—%	89	0.1%
Impairment and other lease charges	3,089	4.1%	3,122	3.9%
Goodwill impairment	21,424	28.5%	—	—%
Closed restaurant rent expense, net of sublease income	125	0.2%	—	—%

	Nine Months Ended
	September 29, 2019		September 30, 2018
Pollo Tropical:		(a)		(a)
Restaurant sales	$271,955		$283,447
Cost of sales	85,855	31.6%	93,716	33.1%
Restaurant wages and related expenses	63,387	23.3%	65,652	23.2%
Restaurant rent expense	16,393	6.0%	13,024	4.6%
Other restaurant operating expenses	36,665	13.5%	38,270	13.5%
Advertising expense	9,351	3.4%	9,859	3.5%
Depreciation and amortization	16,118	5.9%	16,117	5.7%
Pre-opening costs	307	0.1%	699	0.2%
Impairment and other lease charges	(162)	(0.1)%	3,439	1.2%
Closed restaurant rent expense, net of sublease income	2,784	1.0%	—	—%

Taco Cabana:
Restaurant sales	$227,528		$235,504
Cost of sales	70,469	31.0%	72,559	30.8%
Restaurant wages and related expenses	71,874	31.6%	76,451	32.5%
Restaurant rent expense	19,220	8.4%	13,837	5.9%
Other restaurant operating expenses	31,764	14.0%	37,128	15.8%
Advertising expense	8,438	3.7%	8,187	3.5%
Depreciation and amortization	13,402	5.9%	11,791	5.0%
Pre-opening costs	556	0.2%	782	0.3%
Impairment and other lease charges	4,829	2.1%	3,100	1.3%
Goodwill impairment	67,909	29.8%	—	—%
Closed restaurant rent expense, net of sublease income	701	0.3%	—	—%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
September 29, 2019:
Net loss			$(22,182)
Benefit from income taxes			(2,946)
Income (loss) before taxes	$3,857	$(28,985)	$(25,128)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,529	4,636	10,165
Impairment and other lease charges	165	3,089	3,254
Goodwill impairment	—	21,424	21,424
Interest expense	398	425	823
Closed restaurant rent expense, net of sublease income	601	125	726
Other expense (income), net	5	59	64
Stock-based compensation expense in restaurant wages	39	63	102
Total non-general and administrative expense adjustments	6,737	29,821	36,558
General and administrative expense adjustments:
Stock-based compensation expense	268	241	509
Digital and brand repositioning costs	118	97	215
Total general and administrative expense adjustments	386	338	724
Adjusted EBITDA	$10,980	$1,174	$12,154
Restaurant-level adjustments:
Add: Pre-opening costs	68	9	77
Add: Other general and administrative expense(1)	7,135	5,961	13,096
Less: Franchise royalty revenue and fees	432	227	659
Restaurant-level Adjusted EBITDA	$17,751	$6,917	$24,668

September 30, 2018:
Net income			$2,047
Benefit from income taxes			(4,892)
Income (loss) before taxes	$2,976	$(5,821)	$(2,845)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,438	4,301	9,739
Impairment and other lease charges	3,295	3,122	6,417
Interest expense	448	476	924
Other expense (income), net	(29)	76	47
Stock-based compensation expense in restaurant wages	4	2	6
Total non-general and administrative expense adjustments	9,156	7,977	17,133
General and administrative expense adjustments:
Stock-based compensation expense	407	325	732
Restructuring costs and retention bonuses	5	12	17
Total general and administrative expense adjustments	412	337	749
Adjusted EBITDA	$12,544	$2,493	$15,037
Restaurant-level adjustments:
Add: Pre-opening costs	134	89	223
Add: Other general and administrative expense(1)	6,878	5,657	12,535
Less: Franchise royalty revenue and fees	453	229	682
Restaurant-level Adjusted EBITDA	$19,103	$8,010	$27,113

Nine Months Ended	Pollo Tropical	Taco Cabana	Consolidated
September 29, 2019:
Net loss			$(63,333)
Benefit from income taxes			(1,377)
Income (loss) before taxes	$16,731	$(81,441)	$(64,710)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	16,118	13,402	29,520
Impairment and other lease charges	(162)	4,829	4,667
Goodwill impairment	—	67,909	67,909
Interest expense	1,534	1,490	3,024
Closed restaurant rent expense, net of sublease income	2,784	701	3,485
Other expense (income), net	749	171	920
Stock-based compensation expense in restaurant wages	48	97	145
Total non-general and administrative expense adjustments	21,071	88,599	109,670
General and administrative expense adjustments:
Stock-based compensation expense	1,196	797	1,993
Restructuring costs and retention bonuses	827	137	964
Digital and brand repositioning costs	118	97	215
Total general and administrative expense adjustments	2,141	1,031	3,172
Adjusted EBITDA	$39,943	$8,189	$48,132
Restaurant-level adjustments:
Add: Pre-opening costs	307	556	863
Add: Other general and administrative expense(1)	21,427	17,788	39,215
Less: Franchise royalty revenue and fees	1,325	673	1,998
Restaurant-level Adjusted EBITDA	$60,352	$25,860	$86,212

September 30, 2018:
Net income			$15,724
Benefit from income taxes			(246)
Income (loss) before taxes	$21,901	$(6,423)	$15,478
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	16,117	11,791	27,908
Impairment and other lease charges	3,439	3,100	6,539
Interest expense	1,467	1,512	2,979
Other expense (income), net	(1,577)	(1,555)	(3,132)
Stock-based compensation expense in restaurant wages	23	33	56
Total non-general and administrative expense adjustments	19,469	14,881	34,350
General and administrative expense adjustments:
Stock-based compensation expense	1,458	1,130	2,588
Board and shareholder matter costs	(328)	(269)	(597)
Restructuring costs and retention bonuses	187	333	520
Legal settlements and related costs	(167)	—	(167)
Total general and administrative expense adjustments	1,150	1,194	2,344
Adjusted EBITDA	$42,520	$9,652	$52,172
Restaurant-level adjustments:
Add: Pre-opening costs	699	782	1,481
Add: Other general and administrative expense(1)	21,105	17,573	38,678
Less: Franchise royalty revenue and fees	1,376	632	2,008
Restaurant-level Adjusted EBITDA	$62,948	$27,375	$90,323
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	September 29, 2019				September 30, 2018
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$(25,128)	$(2,946)	$(22,182)	$(0.84)	$(2,845)	$(4,892)	$2,047	$0.08
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	—	—	—	—	3,861	(3,861)	(0.14)
Impairment and other lease charges (b)	3,254	903	2,351	0.09	6,417	1,619	4,798	0.18
Goodwill impairment (c)	21,424	2,111	19,313	0.73	—	—	—	—
Closed restaurant rent, net of sublease income (d)	726	201	525	0.02	—	—	—	—
Other expense (income), net (e)	64	18	46	—	47	12	35	—
Total non-general and administrative expense	25,468	3,233	22,235	0.84	6,464	5,492	972	0.04
General and administrative expense adjustments:
Restructuring costs and retention bonuses (g)	—	—	—	—	17	4	13	—
Digital and brand repositioning costs (i)	215	60	155	0.01
Total general and administrative expense	215	60	155	0.01	17	4	13	—
Adjusted - Non-GAAP	$555	$347	$208	$0.01	$3,636	$604	$3,032	$0.11

	(Unaudited)
	Nine Months Ended
	September 29, 2019				September 30, 2018
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$(64,710)	$(1,377)	$(63,333)	$(2.37)	$15,478	$(246)	$15,724	$0.58
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to federal rate change (a)	—	—	—	—	—	3,861	(3,861)	(0.14)
Impairment and other lease charges (b)	4,667	1,295	3,372	0.13	6,539	1,650	4,889	0.18
Goodwill impairment (c)	67,909	2,111	65,798	2.46	—	—	—	—
Closed restaurant rent, net of sublease income (d)	3,485	967	2,518	0.09	—	—	—	—
Other expense (income), net (e)	920	255	665	0.02	(3,132)	(790)	(2,342)	(0.09)
Total non-general and administrative expense	76,981	4,628	72,353	2.71	3,407	4,721	(1,314)	(0.05)
General and administrative expense adjustments:
Board and shareholder matter costs (f)	—	—	—	—	(597)	(151)	(446)	(0.02)
Restructuring costs and retention bonuses (g)	964	268	696	0.03	520	131	389	0.01
Legal settlements and related costs (h)	—	—	—	—	(167)	(42)	(125)	—
Digital and brand repositioning costs (i)	215	60	155	0.01
Total general and administrative expense	1,179	328	851	0.03	(244)	(62)	(182)	(0.01)
Adjusted - Non-GAAP	$13,450	$3,579	$9,871	$0.37	$18,641	$4,413	$14,228	$0.52
(a) The benefit from income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 27.7% and 25.2% for the periods ending September 29, 2019 and September 30, 2018, respectively. For fiscal years beginning January 1, 2018, our federal statutory tax rate is 21% as a result of the enactment of the Tax Cuts and Jobs Act (the "Act") in December 2017. In 2018, in conjunction with a cost segregation study conducted prior to filing our 2017 federal income tax return, we changed the depreciation method for certain assets for federal income tax purposes to accelerate tax deductions. Changes in our 2017 federal income tax return from the amounts recorded as of December 31, 2017 were primarily the result of changing the depreciable lives of assets for federal income tax purposes. These changes allowed us to record an incremental benefit of $3.9 million for the third quarter of 2018.
(b) Impairment and other lease charges for the three and nine months ended September 29, 2019 primarily consist of impairment charges of $3.3 million and $5.5 million, respectively, and a lease charge recoveries benefit related to closed restaurant lease terminations of $(0.9) million for the nine months ended September 29, 2019. The impairment charges primarily related to assets for eight underperforming Taco Cabana restaurants that we continue to operate and equipment from previously impaired restaurants.

Impairment and other lease charges for the three months ended September 30, 2018 primarily include impairment charges of $5.7 million related to underperforming Pollo Tropical and Taco Cabana restaurants and lease charges, net of recoveries, of $0.7 million related to an office relocation in the third quarter of 2018 and adjustments to estimates of future lease cost for certain previously closed restaurants. Impairment and other lease charges for the nine months ended September 30, 2018 also include impairment charges of $0.4 million primarily related to closed restaurants and an underperforming Taco Cabana restaurant, and a net benefit of $(0.3) million in lease charge recoveries due primarily to a lease termination, a lease assignment, subleases and other adjustments to estimates of future lease costs.
(c) Goodwill impairment for the three and nine months ended September 29, 2019 consists of a non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit. The related benefit from income taxes is the benefit attributable to the portion of the goodwill that was tax deductible.
(d) Closed restaurant rent, net of sublease income for the three and nine months ended September 29, 2019 primarily consists of closed restaurant lease costs of $1.9 million and $6.2 million, respectively, partially offset by sublease income of $(1.1) million and $(2.8) million, respectively. As a result of adopting ASC 842, lease costs related to closed restaurants are recorded as closed restaurant rent. These costs were previously recorded as lease charges within impairment and other lease charges when a restaurant closed.
(e) Other expense (income), net for the three and nine months ended September 29, 2019 consists of the write-off of site development costs of $0.1 million. Other expense (income), net for the nine months ended September 29, 2019 also includes costs for the removal, transfer and storage of equipment from closed restaurants of $0.7 million. Other expense (income), net for the three and nine months ended September 30, 2018 primarily includes $0.3 million and $3.1 million, respectively, in insurance recoveries related to Hurricanes Harvey and Irma partially offset by the write-off of site development costs of $0.1 million and $0.5 million, respectively, and costs for the removal, transfer and storage of equipment from closed restaurants of $0.2 million and $0.7 million, respectively. Other expense (income), net for the nine months ended September 30, 2018 also includes total gains of $1.2 million on the sales of restaurant properties.
(f) Board and shareholder matter costs for the nine months ended September 30, 2018 include fee reductions and final insurance recoveries related to 2017 shareholder activism costs.
(g) Restructuring costs and retention bonuses for the three and nine months ended September 29, 2019 include severance costs related to eliminated positions. Restructuring costs and retention bonuses for the three and nine months ended September 30, 2018, include severance related to the Strategic Renewal Plan and reduction in force and bonuses paid to certain employees for retention purposes.
(h) Legal settlements and related costs for the nine months ended September 30, 2018 include reductions to final settlement amounts and benefits related to litigation matters.
(i) Digital and brand repositioning costs for the three and nine months ended September 29, 2019 include consulting costs related to repositioning the digital experience for our customers.